Daktronics, Inc. Announces Fiscal and Fourth Quarter 2019 Results

May 29, 2019

Brookings, S.D., May 29, 2019 (GLOBE NEWSWIRE) -- Daktronics, Inc. (NASDAQ - DAKT) today reported fiscal and fourth quarter 2019 results. Net sales, operating loss, net loss, and loss per share for the fiscal year ended April 27, 2019 were $569.7 million, $4.7 million, $1.0 million, and $0.02 per diluted share, respectively. This compares to net sales of $610.5 million, operating income of $12.5 million, net income of $5.6 million and $0.12 earnings per diluted share for fiscal 2018. Fiscal 2019 orders were $608.9 million compared to $583.5 million for fiscal 2018.

Daktronics reported fiscal 2019 fourth quarter net sales of $127.8 million, operating loss of $10.3 million, and net loss of $10.8 million, or $0.24 per diluted share, compared to net sales of $138.2 million, operating loss of $5.4 million, and net loss of $3.8 million, or $0.09 per diluted share, for the fourth quarter of fiscal 2018.  Fiscal 2019 fourth quarter orders were $162.5 million compared to $162.0 million for the fourth quarter of fiscal 2018. Product backlog at the end of the fiscal 2019 fourth quarter was $202 million, compared to a backlog of $171 million a year earlier and $168 million at the end of the third quarter of fiscal 2019.

Cash flow provided by operating activities for the fiscal year ended April 27, 2019 was $29.5 million, compared to $30.4 million in fiscal 2018. Free cash flow, defined as cash provided from or used in operating activities less net investment in property and equipment, was a positive $12.9 million for fiscal 2019, as compared to a positive free cash flow of $14.4 million for fiscal 2018. Net investment in property and equipment was $16.7 million for fiscal 2019, as compared to $15.9 million for fiscal 2018. Cash, restricted cash, and marketable securities at the end of the fourth quarter of fiscal 2019 were $62.1 million, which compares to $64.3 million at the end of the fourth quarter of fiscal 2018.

Fourth Quarter Fiscal 2019 Consolidated Financial Results
Orders for the fourth quarter of fiscal 2019 were relatively flat as compared to the fourth quarter of fiscal 2018. Orders increased in the Transportation, International, and Commercial business units and decreased in the Live Events and High School Park and Recreation business units. The volatility of order timing for large projects and global accounts varies according to the needs of the customer and is the primary cause of the change in order volume.

Net sales for the fourth quarter of fiscal 2019 decreased by 7.5 percent as compared to the fourth quarter of fiscal 2018. Net sales increased in the Commercial and Transportation business units and decreased in the Live Events, High School Park and Recreation, and International business units. The change in sales primarily relates to fluctuations in the timing of order bookings and related conversion to sales.

Gross profit as a percentage of net sales was 19.1 percent for the fourth quarter of fiscal 2019 as compared to 21.6 percent a year earlier. The decrease in gross profit percentage was primarily due to lower sales volumes, adjustments to business combination contingencies and claims, and increased commodity and tariff costs, partially offset by lower warranty charges. Operating expense for the fourth quarter of 2019 was $34.7 million, compared to $35.2 million for the fourth quarter of fiscal 2018. Operating loss as a percentage of sales was 8.0 percent for the fourth quarter of fiscal 2019 as compared to an operating loss as a percentage of sales of 3.9 percent for the fourth quarter of fiscal 2018.

The provision for income taxes during interim reporting periods is calculated by applying an estimate of the annual effective tax rate for the full fiscal year to income or loss, excluding unusual or infrequently occurring discrete items for the reporting period. Our effective tax rate was 1.3 percent and 28.3 percent for the fourth quarter of fiscal 2019 and fiscal 2018, respectively. The fiscal 2019 fourth quarter effective tax rate was significantly different from both prior year and the prior quarter's rate as we recorded lower tax benefits on the pre-tax book loss as compared to tax expenses relating to permanent non-deductible or partially deductible items.

Fiscal 2019 Consolidated Financial Results
Orders for fiscal 2019 increased by 4.4 percent as compared to fiscal 2018. Orders increased in the Commercial, High School Park and Recreation, and Transportation business units. Commercial orders increased primarily due to activity in the spectacular market in Times Square, Las Vegas, and other unique locations. In addition, Commercial orders grew in the out-of-home ("OOH") segment as a result of higher demand for digital billboard replacements, new digital billboard installations, and to securing a multimillion-dollar OOH airport installation. High School Park and Recreation orders grew as the market demand continued for video products and control system solutions as well as on-going success selling marquees and scoring systems. Historically, video projects have a larger average selling price than traditional scoreboard sales in this business unit. Transportation orders grew in both intelligent transportation systems and tolling applications as state transportation departments and private public partnerships continue to invest in technology to better inform travelers, manage transport systems, and collect revenues. We had continued order success throughout most of our Live Event sports and entertainment markets but had lower order volume in professional sports as there were fewer projects in the market as well as strong competition. International business unit orders were down due to the general variations in timing of large contracts and account-based order placements.

Net sales for fiscal 2019 decreased 6.7 percent as compared to fiscal 2018. Net sales increased in the Commercial, Transportation, High School Park and Recreation, and International business units. This change in sales correlates to order levels and to the timing of converting orders and backlog into sales. The timing of order conversion is based on customer driven delivery schedules. Live Events business unit sales declined for the same reasons as the decline in orders.

Gross profit as a percentage of net sales was 22.9 percent for fiscal 2019 as compared to 23.9 percent a year earlier. Warranty as a percent of sales improved to 2.3 percent of sales as compared to 3.5 percent last year. Operating expenses for fiscal 2019 were $135.0 million as compared to $133.2 million for fiscal 2018. The increase in total operating expenses was primarily attributable to an increase in selling expenses. Annual operating loss as a percentage of sales was 0.8 percent for fiscal 2019 as compared to an operating income as a percentage of sales of 2.0 percent for fiscal 2018.

The effective tax rate for fiscal 2019 was 80.6 percent as compared to 55.2 percent a year earlier. Fiscal 2019 effective tax rate was significantly different from prior year as we recorded one-time benefits totaling $3.3 million for release of allowances and reserves offset by the costs of non-deductible items on pre-tax loss. The effective tax rate for fiscal 2018 was impacted by significant changes to the U.S. tax code and the related write-down of deferred tax assets. We estimate an effective tax rate of approximately 21 percent for fiscal 2020.

Reece Kurtenbach, chairman, president and chief executive officer, stated, "As we entered into fiscal 2019, we focused on winning more orders and maintaining our product release velocity. We achieved both. Our order volume was the third highest level in our company's history, even though we had fewer multimillion-dollar projects as compared to other record years. This high order level attained at lower project sizes is an indication of our ability to serve new and existing customers across global markets by offering a comprehensive suite of solutions and services. The growth of our product and services offerings this year included the releases of control systems and new or enhanced lines of indoor high resolution displays.

"Our financial results for fiscal 2019 were lower than anticipated. Revenue and gross profit were lower in the second half of the year and were impacted by the timing of order bookings and the conversion to revenue due to our customers' schedules. Global trade factors caused at least $6 million in additional expenses, including the increased price of certain commodities and tariff costs. We incurred approximately $3 million of expenses for discrete project, litigation, and other claims during the year. Our balance sheet remains strong. We generated positive free cash flow for the year while investing over $17 million in manufacturing and information technology equipment and $36 million in product development. These investments will provide on-going benefits well into the future."

Outlook
Kurtenbach continued, "We enter into fiscal 2020 with a strong backlog. This backlog along with our broad and innovative product and technology portfolios, our global customer base, the replacement cycles in our business, and the continued market adoption of digital solutions positions us for growth. During fiscal 2020, we will continue to serve a growing global customer base in commercial, sports and government markets. Our focus in product development continues to remain on new technologies and advanced manufacturing techniques. Finally, we are focused on carefully managing capacity and spend as we continue on our path to long-term profitable growth. However, the current global tariff and trade environment continues to create cost headwinds on commodity and components used in the production of our solutions in the U.S. market.  Over the long-term, we believe the situation will stabilize and we will continue to work to minimize the impact."

Webcast Information
The company will host a conference call and webcast to discuss its financial results today at 10:00 am (Central Time). This call will be broadcast live at http://investor.daktronics.com and be available for replay shortly after the event.

About Daktronics
Daktronics has strong leadership positions in, and is the world's largest supplier of, large screen video displays, electronic scoreboards, LED text and graphics displays, and related control systems. The company excels in the control of display systems, including those that require integration of multiple complex displays showing real-time information, graphics, animation, and video. Daktronics designs, manufactures, markets and services display systems for customers around the world in four domestic business units:  Live Events, Commercial, High School Park and Recreation and Transportation, and one International business unit. For more information, visit the company's website at: www.daktronics.com, email the company at investor@daktronics.com, call (605) 692-0200 or toll-free (800) 843-5843 in the United States, or write to the company at 201 Daktronics Dr., P.O. Box 5128, Brookings, S.D. 57006-5128.

Safe Harbor Statement
Cautionary Notice: In addition to statements of historical fact, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and is intended to enjoy the protection of that Act.  These forward-looking statements reflect the Company's expectations or beliefs concerning future events. The Company cautions that these and similar statements involve risk and uncertainties which could cause actual results to differ materially from our expectations, including, but not limited to, changes in economic and market conditions, management of growth, timing and magnitude of future contracts, fluctuations in margins, the introduction of new products and technology, the impact of adverse weather conditions, and other risks noted in the company's SEC filings, including its Annual Report on Form 10-K for its 2018 fiscal year.  Forward-looking statements are made in the context of information available as of the date stated. The Company undertakes no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

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For more information contact:
INVESTOR RELATIONS:
Sheila Anderson, Chief Financial Officer
(605) 692-0200
Investor@daktronics.com

Daktronics, Inc. and Subsidiaries Consolidated Statements of Operations (in thousands, except per share amounts) (unaudited)

	Three Months Ended		Twelve Months Ended
	April 27, 2019	April 28, 2018	April 27, 2019	April 28, 2018
Net sales	$127,755	$138,177	$569,704	$610,530
Cost of sales	103,334	108,325	439,410	464,861
Gross profit	24,421	29,852	130,294	145,669

Operating expenses:
Selling	16,608	17,200	64,648	62,760
General and administrative	9,132	8,781	34,817	34,919
Product design and development	8,946	9,236	35,557	35,530
	34,686	35,217	135,022	133,209
Operating (loss) income	(10,265)	(5,365)	(4,728)	12,460

Nonoperating income (expense):
Interest income	318	203	1,031	723
Interest expense	(74)	(44)	(160)	(217)
Other (expense) income, net	(664)	(108)	(1,087)	(537)

(Loss) income before income taxes	(10,685)	(5,314)	(4,944)	12,429
Income tax (benefit) expense	134	(1,504)	(3,986)	6,867
Net (loss) income	$(10,819)	$(3,810)	$(958)	$5,562

Weighted average shares outstanding:
Basic	45,139	44,569	44,926	44,457
Diluted	45,139	44,569	44,926	44,873

(Loss) earnings per share:
Basic	$(0.24)	$(0.09)	$(0.02)	$0.13
Diluted	$(0.24)	$(0.09)	$(0.02)	$0.12

Cash dividends declared per share	$0.07	$0.07	$0.28	$0.28

Daktronics, Inc. and Subsidiaries Consolidated Balance Sheets (in thousands) (unaudited)

	April 27, 2019	April 28, 2018
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$35,383	$29,727
Restricted cash	359	28
Marketable securities	26,344	34,522
Accounts receivable, net	65,487	77,387
Inventories	78,832	75,335
Contract assets	33,704	30,968
Current maturities of long-term receivables	2,300	1,752
Prepaid expenses and other current assets	8,319	9,029
Income tax receivables	1,087	5,385
Property and equipment and other assets available for sale	1,858	—
Total current assets	253,673	264,133

Property and equipment, net	65,314	68,059
Long-term receivables, less current maturities	1,214	1,641
Goodwill	7,889	8,264
Intangibles, net	4,906	3,682
Investment in affiliates and other assets	5,052	5,091
Deferred income taxes	11,168	7,930
TOTAL ASSETS	349,216	358,800

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	44,873	48,845
Contract liabilities	47,178	39,379
Accrued expenses	32,061	28,533
Warranty obligations	9,492	13,891
Income taxes payable	468	660
Total current liabilities	134,072	131,308

Long-term warranty obligations	14,978	16,062
Long-term contract liabilities	10,053	7,475
Other long-term obligations	1,339	2,285
Long-term income tax payable	578	3,440
Deferred income taxes	533	614
Total long-term liabilities	27,481	29,876
TOTAL LIABILITIES	161,553	161,184

SHAREHOLDERS' EQUITY:
Common stock	57,699	54,731
Additional paid-in capital	42,561	40,328
Retained earnings	93,593	107,105
Treasury stock, at cost	(1,834)	(1,834)
Accumulated other comprehensive loss	(4,356)	(2,714)
TOTAL SHAREHOLDERS' EQUITY	187,663	197,616
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$349,216	$358,800

Daktronics, Inc. and Subsidiaries Consolidated Statements of Cash Flows (in thousands) (unaudited)

	Year Ended
	April 27, 2019	April 28, 2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(958)	$5,562
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	18,635	17,784
Gain on sale of property, equipment and other assets	(441)	(1,252)
Share-based compensation	2,479	2,635
Contingent consideration adjustment	286	—
Equity in loss of affiliate	844	481
Provision for doubtful accounts	194	140
Deferred income taxes, net	(3,379)	3,148
Change in operating assets and liabilities	11,886	1,863
Net cash provided by operating activities	29,546	30,361

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(17,268)	(18,127)
Proceeds from sales of property, equipment and other assets	607	2,179
Purchases of marketable securities	(25,337)	(17,438)
Proceeds from sales or maturities of marketable securities	33,706	15,273
Purchases of and loans to equity investment	(1,300)	(1,450)
Acquisitions, net of cash acquired	(2,250)	—
Net cash used in investing activities	(11,842)	(19,563)

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on long-term obligations	(450)	(1,046)
Dividends paid	(12,554)	(12,424)
Proceeds from exercise of stock options	1,318	519
Tax payments related to RSU issuances	(246)	(311)
Net cash used in financing activities	(11,932)	(13,262)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	215	(620)
NET INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	5,987	(3,084)

CASH, CASH EQUIVALENTS AND RESTRICTED CASH:
Beginning of period	29,755	32,839
End of period	$35,742	$29,755

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Daktronics, Inc. and Subsidiaries Net Sales and Orders by Business Unit (in thousands) (unaudited)

	Three Months Ended				Twelve Months Ended
	April 27, 2019	April 28, 2018	Dollar Change	Percent Change	April 27, 2019	April 28, 2018	Dollar Change	Percent Change
Net sales:
Commercial	$35,036	$31,812	$3,224	10.1%	$148,833	$134,535	$14,298	10.6%
Live Events	36,386	44,901	(8,515)	(19.0)	170,952	236,333	(65,381)	(27.7)
High School Park and Recreation	16,689	18,025	(1,336)	(7.4)	91,187	87,627	3,560	4.1
Transportation	13,767	13,001	766	5.9	64,391	59,578	4,813	8.1
International	25,877	30,438	(4,561)	(15.0)	94,341	92,457	1,884	2.0
	$127,755	$138,177	$(10,422)	(7.5)%	$569,704	$610,530	$(40,826)	(6.7)%
Orders:
Commercial	$38,955	$37,547	$1,408	3.7%	$162,592	$135,363	$27,229	20.1%
Live Events	50,414	57,790	(7,376)	(12.8)	179,217	203,036	(23,819)	(11.7)
High School Park and Recreation	24,211	26,875	(2,664)	(9.9)	98,139	87,243	10,896	12.5
Transportation	18,323	12,426	5,897	47.5	73,059	50,581	22,478	44.4
International	30,582	27,335	3,247	11.9	95,873	107,244	(11,371)	(10.6)
	$162,485	$161,973	$512	0.3%	$608,880	$583,467	$25,413	4.4%

Reconciliation of Cash Flow Provided by Operating Activities to Free Cash Flow (in thousands)(unaudited)

	Twelve Months Ended
	April 27, 2019	April 28, 2018
Net cash provided by operating activities	$29,546	$30,361
Purchases of property and equipment	(17,268)	(18,127)
Proceeds from sales of property, equipment and other assets	607	2,179
Free cash flow	$12,885	$14,413

In evaluating its business, Daktronics considers and uses free cash flow as a key measure of its operating performance. The term free cash flow is not defined under U.S. generally accepted accounting principles (“GAAP”) and is not a measure of operating income, cash flows from operating activities or other GAAP figures and should not be considered alternatives to those computations. Free cash flow is intended to provide information that may be useful for investors when assessing period to period results.

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